Exhibit 99.1

Xstelos Holdings Announces Dividend

New York, New York – December 10, 2012 – Xstelos Holdings, Inc. (OTCQB: XTLS) (the “Company”) today announced that its board of directors declared a cash dividend of $0.30 per share of Common Stock outstanding, payable in cash on December 28, 2012 to stockholders of record as of the close of business on December 20, 2012.

About Xstelos

The Company is a holding company formed for the purpose of holding the assets of CPEX Pharmaceuticals, Inc., an indirect, majority owned subsidiary of the Company.

Subject to certain exceptions, including prior exemption by the board of directors of the Company, the Company’s Certificate of Incorporation prohibits and makes void ab initio certain transfers of its common stock, to the extent that after giving effect to such purported transfer (i) the purported transferee would become a 4.75% or greater holder of its common stock, (ii) the ownership of a 4.75% stock holder’s common stock, prior to giving effect to the purported transfer, would be increased or (iii) the transfer creates a new “public group” under Treasury Section 1.382-2T(j)(3)(i).

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following:  the expectation that the Company’s business and operations will continue as presently conducted; competition from existing products or new products that may emerge; regulatory difficulties relating to products that have already received regulatory approval; potential product liability claims; the Company’s dependency on third-party manufacturers to supply or manufacture the Company’s products; the Company’s ability to establish or maintain collaborations, licensing or other arrangements; the Company’s ability and third parties’ abilities to protect intellectual property rights; limitations of the Company’s ability to utilize its net operating losses; compliance with obligations under intellectual property licenses with third parties; the Company’s ability to successfully invest for future growth; and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports.  In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions.  Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Contact:
Xstelos Holdings, Inc.
Jonathan M. Couchman
President, Chief Executive Officer and Chief Financial Officer
(212) 729-4962